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                                                                    EXHIBIT 99.1

[LOGO OF MELLON FINANCIAL CORPORATION]


                                                        News Release

                                                        Mellon Financial Center
CONTACTS:                                               One Boston Place
           Mellon               Standish, Ayer & Wood   Boston, Mass. 02108
           ------               ---------------------
Media:     Christina Gillen     Beth McGoldrick
           (617) 722-7252       Compton Consulting Group
Analysts:  Donald J. MacLeod    (617) 456-2037
           (412) 234-5601
           Andrew J. Clark
           (412) 234-4633

--------------------------------------------------------------------------------
FOR IMMEDIATE RELEASE

                    MELLON TO ACQUIRE STANDISH, AYER & WOOD

         -- Combines renowned U.S. asset manager with Mellon's leading investment management companies --


BOSTON, April 26, 2001--Mellon Financial Corporation (NYSE: MEL) and Standish, Ayer & Wood (Standish) today announced a definitive agreement under which Mellon will acquire Standish, a Boston-based provider of investment management services to institutional clients and high net worth individuals. By adding Standish to its existing investment management companies, Mellon will increase its assets under management to more than $560 billion and broaden its vast array of investment vehicles across a range of asset classes.

     The transaction, expected to close by the end of the third quarter of 2001, will be an all cash deal, with initial consideration due at closing and additional consideration contingent on Standish's future performance.

     Founded in 1933, Standish is one of the nation's oldest and most highly regarded independent investment management organizations. Standish, which currently has assets under management of $41 billion, offers both domestic and international investment services through separate accounts, as well as mutual funds.

     "This acquisition is part of Mellon's long-term strategy of investing in its high-growth, fee-based businesses," said Martin G. McGuinn, Mellon chairman and chief executive officer. "Standish, Ayer & Wood's long and distinguished reputation for investment excellence and commitment to its clients makes it a perfect complement to the Mellon organization."

     With $520 billion in assets under management, Mellon is the seventh largest asset manager in the U.S. and one of the largest worldwide.

     "Our cultures and our businesses are remarkably compatible and complementary," said Edward H. Ladd, Standish chairman. "With distinguished histories and reputations, both organizations embody an investment management culture valuing teamwork, investment expertise and client relationships."

     "Standish brings to Mellon a very experienced and skilled group of investment professionals," said Christopher M. "Kip" Condron, Mellon president and chief operating officer. "Mellon delivers the full resources of a major financial services company and is one of the nation's premier providers of investment and wealth management expertise. The combination of the two is an exceptional fit and one that we feel will greatly benefit clients of both organizations."

                                  -- more --
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Mellon To Acquire Standish, Ayer & Wood
April 26, 2001
Page 2


     Standish, which will remain headquartered in Boston, will be renamed Standish Mellon Asset Management at closing and will operate as a Mellon Institutional Asset Management firm alongside Mellon's other worldwide investment businesses. "A longtime industry leader in fixed income investing, Standish will significantly enhance Mellon's investment capabilities," said Ronald P. O'Hanley, president of Mellon Institutional Asset Management and head of Mellon's institutional and international asset management businesses. "This acquisition deepens the level of investment expertise Mellon offers to its clients and enables us to continue to build a world-class investment team that is not simply bigger, but also better."

     Ladd will continue to serve as chairman of Standish Mellon. The firm will be led by an Office of the Chairman consisting of Richard S. Wood and Thomas P. Sorbo, managing directors of Standish, and Scott F. Powers of Mellon Institutional Asset Management.

     This acquisition bolsters Mellon's investment management capabilities and adds to its presence in the New England area. Mellon currently has approximately 2,600 employees in the region. Mellon's other Boston-area businesses include The Boston Company Asset Management, Mellon Private Asset Management, Franklin Portfolio Associates and Mellon Trust Global Securities Services. "Over the course of nearly seven decades, the Standish brand has become widely recognized for investment performance, fixed-income expertise and commitment to client service," said David F. Lamere, head of Mellon New England and president of Mellon Private Asset Management. "Clearly, this acquisition strengthens both brands."

     Mellon Financial Corporation is a global financial services company. Headquartered in Pittsburgh, Mellon is one of the world's leading providers of asset management, trust, custody and benefits consulting services and offers a comprehensive array of banking services for individuals and corporations. Mellon has $2.8 trillion in assets under management, administration or custody, including $520 billion under management. Its asset management companies include The Dreyfus Corporation and Newton Investment Management Limited (U.K.).

                                     # # #


Taped comments from Steven G. Elliott, Mellon senior vice chairman and chief financial officer, regarding Mellon's acquisition of Standish, Ayer & Wood are available by calling (412) 236-5385 beginning at approximately 9 a.m. EDT on Thursday, April 26, 2001, through 5 p.m. EDT on Wednesday, May 2, 2001. These comments may include forward-looking or other material information, including the projected financial impact of this acquisition on Mellon. Mr. Elliott's pre-recorded commentary, plus a related series of graphics, also will be available at our Web site (www.mellon.com) during the same period. Press releases and other information about Mellon Financial Corporation and its products and services also are available at our Web site. For press releases by fax, call 1
(800) 758-5804, identification number 552187.